Consent of Independent Registered Public Accounting Firm

The Board of Directors
Wright Medical Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-147487) on Form S-3 and the registration statements (Nos. 333-75176, 333-90024, 333-108638, 333-115541, 333-125231, 333-151756, 333-159227, 333-167682, and 333-183589) on Form S-8 of Wright Medical Group, Inc. and subsidiaries (the Company) of our reports dated February 23, 2012, except as it relates to the organization and description of the business in Note 1, goodwill and intangible assets disclosed in Notes 2 and 7, acquisitions disclosed in Note 3, and the reportable segments disclosed in Note 19 as to which the date is December 18, 2012, with respect to the consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the accompanying Form 8-K.
(signed) KPMG LLP

Memphis, Tennessee
December 18, 2012